Exhibit 99.2

FOR IMMEDIATE RELEASE	Contacts:

Jim Matthews
VP Finance and CFO
770-395-4577

Angie Tickle
Manager, Investor Relations
770-395-4520

Will Hinson
Manager, Public Affairs
225-685-2501

Georgia Gulf Announces Agreement to Acquire Royal Group Technologies

ATLANTA, Georgia, June 9, 2006 — Georgia Gulf Corporation (NYSE: GGC) announced today a definitive agreement to acquire all of the outstanding common stock of Royal Group Technologies Limited (TSX and NYSE: RYG) for CAD$ 13.00 per share in cash. The total transaction is valued at approximately CAD$ 1.7 billion, which includes payments for Royal Group’s equity of CAD$ 1.2 billion and assumed net debt of CAD$ 491 million as of March 31, 2006. Based on an exchange rate of CAD$ 1.10 to USD$ 1.00, this translates to an offer of USD$ 11.82 per share and a total transaction value of USD$ 1.6 billion.

Royal Group is a leading producer of vinyl building and construction products, which include custom window profiles, decorative moldings, siding, pipe and fittings and other home improvement products. Royal Group is headquartered in Toronto, Canada with sales primarily in North America. Georgia Gulf manufactures commodity chemicals, vinyl resins and vinyl compounds, which are the basic materials used to manufacture vinyl building and construction products such as pipe, siding and windows. The combination of Royal Group’s diversified and innovative product portfolio with Georgia Gulf’s vinyl resins and compounding technology as well as operational efficiencies should result in a stronger, more competitive combined company in the vinyl building and construction products industry.

“We are very excited about the potential value of this combination for our shareholders, customers and employees,” said Ed Schmitt, Chairman, President and CEO, Georgia Gulf. “The integration of the two companies provides an opportunity for improved earnings by leveraging the competitive advantages of each company while creating a foundation for future growth opportunities.”

Commenting on the acquisition, Lawrence J. Blanford, President and CEO, Royal Group Technologies, said, “Georgia Gulf is a recognized leader in the area of vinyl resins and compounding technology, known for the high quality of its products. We believe that the combination of Georgia Gulf and Royal Group will result in a formidable force in the vinyl building products industry.”

“We look forward to the completion of this transaction,” said Schmitt. “Our current management team has a proven track record of successfully integrating businesses and producing strong financial results, as evidenced by our 1998 acquisition of North American Plastics and our 1999 acquisition of Condea Vista.”

The transaction will be financed with additional debt. Georgia Gulf has commitments in place for permanent financing comprised of senior secured debt and unsecured senior and senior subordinated debt. The Company expects to close the transaction following approval by Royal Group’s shareholders as well as regulatory approvals. Merrill Lynch & Co., Lehman Brothers Inc. and Banc of America Securities LLC acted as advisors to Georgia Gulf in connection with its acquisition of

Royal Group Technologies. Chemical Advisory Partners provided consulting services to the Company and Jones Day, and Osler, Hoskin & Horcourt LLP, acted as legal advisors.

Conference Call

Georgia Gulf will host a conference call to discuss the transaction in more detail at 11:00 AM ET on Friday, June 9, 2006. To access the teleconference, please dial 888-552-7928 (domestic) or 706-679-3718 (international). To access the teleconference via Webcast, log on to http://audioevent.mshow.com/301952/. Presentation slides will be provided on the Georgia Gulf Web site at www.ggc.com to accompany Friday’s conference call discussion. Playbacks will be available from 12:00 PM ET Friday, June 9, to midnight ET Friday, June 23. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 1532033.

About Georgia Gulf

Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf’s chlorovinyls products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf’s primary aromatic products include cumene, phenol and acetone.

About Royal Group

Royal Group Technologies is a leading producer of innovative, attractive, durable, and low-maintenance home improvement and building products, which are primarily used in both the renovation and construction sectors of the North American construction industry. The Company has manufacturing operations located throughout North America in order to provide industry-leading service to its extensive customer network.

Forward-Looking Statements

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to difficulties in integrating Royal Group’s business, uncertainties as to timing and/or approval of the transaction by Royal Group stockholders, uncertainties regarding timing of receipt of regulatory approvals, uncertainties relating to Royal Group’s business and liabilities, uncertainties following completion of the acquisition regarding operating efficiencies and competitive conditions, future global economic conditions, economic conditions in the industries to which Georgia Gulf and Royal Group sell, industry production capacity, raw material and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2005, and our subsequent reports on Form 10-Q.